Exhibit 21

Subsidiaries.

THQ Inc.

Genetic Anomalies, Inc.	Delaware
Pacific Coast Power & Light Co.	California
Rainbow Multimedia Group, Inc.	Arizona
THQ Asia Pacific Pty. Ltd.	Australia
THQ Australia Studios Pty. Ltd.	Australia
THQ Entertainment GmbH	Germany
THQ France Sarl	France
THQ (Holdings) Ltd.	United Kingdom
THQ Korea Ltd.	Korea
THQ UK Limited	United Kingdom
THQ Wireless Inc.	Delaware
THQ Wireless Cayman Inc.	Cayman Islands
THQ Wireless International Sarl	Luxembourg
THQ Wireless Singapore PTE LTD	Singapore
Volition, Inc.	Delaware